Exhibit 99.2

Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Investors:	Media:	RAI 2006-18
	Ken Whitehurst	Jan Smith
	(336) 741-0951	(336) 741-6995
Reynolds American Inc. Commences Exchange Offer and Consent Solicitation for
Certain Outstanding Notes of R.J. Reynolds Tobacco Holdings, Inc.
Winston-Salem, N.C. — May 19, 2006: Reynolds American Inc. (NYSE: RAI) announced today that it is commencing an exchange offer (the “Exchange Offer”) pursuant to which it will offer to issue, in a private offering, new senior secured notes (the “RAI Notes”) in exchange for up to $1.45 billion aggregate principal amount outstanding of 6.500% Notes due 2007 (CUSIP No. 76182KAM7), 7.875% Notes due 2009 (CUSIP Nos. 76182KAL9 and 74960LBN5), 6.500% Secured Notes due 2010 (CUSIP No. 76182KAR6), 7.250% Notes due 2012 (CUSIP No. 76182KAN5) and 7.300% Secured Notes due 2015 (CUSIP No. 76182KAS4) (collectively, the “RJR Notes”) issued by RAI’s direct, wholly owned subsidiary, R.J. Reynolds Tobacco Holdings, Inc. (“RJR”), and the related consent solicitation (the “Consent Solicitation”) to amend the indentures under which the RJR Notes were issued.
The Exchange Offer and Consent Solicitation are being made upon the terms and conditions set forth in the Offer to Exchange and Consent Solicitation Statement dated May 19, 2006 (the “Offer to Exchange”) and related materials, copies of which will be delivered to holders of the RJR Notes eligible to participate in the offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on June 16, 2006, unless such date is extended (the “Expiration Date”). Tendered RJR Notes may not be withdrawn and consents may not be revoked after 5:00 p.m., New York City time, on June 16, 2006.
Each eligible holder exchanging RJR Notes in the Exchange Offer will receive, in exchange for RJR Notes tendered, an equal principal amount of RAI Notes, having interest rates, maturity dates and interest payment dates identical to the RJR Notes exchanged. The RAI Notes will be guaranteed by additional guarantors as compared with the RJR Notes. In the Consent Solicitation, RAI is soliciting the consent of the holders of RJR Notes to eliminate substantially all of the restrictive covenants and one of the bankruptcy events of default contained in the indentures governing the RJR Notes. Holders may not tender their RJR Notes without delivering consents or deliver consents without tendering their RJR Notes.
No exchange or consent fee is payable in connection with the Exchange Offer or Consent Solicitation.
RAI’s obligation to accept and exchange RJR Notes validly tendered pursuant to the Exchange Offer is conditioned on, among other things, the closing of RAI’s previously announced acquisition of a to-be-formed holding company that will own Conwood Company, L.P., Conwood Sales Co., L.P., Rosswil LLC and Scott Tobacco LLC. It is not conditioned, however, upon the tender of any minimum aggregate principal amount of the outstanding RJR Notes. RAI reserves the right to terminate, withdraw, amend or extend the Exchange Offer in its discretion, subject to the terms and conditions set forth in the Offer to Exchange.

The Exchange Offer has not been and will not be registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction. The RAI Notes will be issued in reliance upon exemptions from registration under the Securities Act. The RAI Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The Exchange Offer and Consent Solicitation will only be made pursuant to the Offer to Exchange, which will be made available to eligible holders of RJR Notes by the information agent, Global Bondholder Services Corporation, at (866) 804-2200 or (212) 430-3774.
This press release is neither an offer to sell nor the solicitation of an offer to buy the RAI Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful.
ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company, Santa Fe Natural Tobacco Company, Inc., Lane Limited and R.J. Reynolds Global Products, Inc. R.J. Reynolds Tobacco Company, the second-largest U.S. tobacco company, manufactures about one of every three cigarettes sold in the country. The company’s brands include five of the 10 best-selling U.S. brands: Camel, Kool, Winston, Salem and Doral. Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other tobacco products for U.S. and international markets. Lane Limited manufactures several roll-your-own, pipe tobacco and little cigar brands, and distributes Dunhill tobacco products. R.J. Reynolds Global Products, Inc. manufactures, sells and distributes American-blend cigarettes and other tobacco products to a variety of customers worldwide. Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available at www.ReynoldsAmerican.com.